Exhibit 10.1

PROCESSING AND PRODUCTION OUTSOURCING CONTRACT

Party A:                            Acheng Branch, Shandong Tsingtao Brewery

Party B:                              Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Under the principle of mutual support, mutual benefit and common development, Party A and Party B have entered into the following agreement regarding the outsourcing of the production and processing of Cactus Beer by Party B to Party A:

1.               The term of cooperation will be 3 years: Party A shall process and produce Cactus Beer according to Party B’s requirements, and the processing fee will be RMB 0.50 Yuan/bottle. Party B is responsible for providing the raw cactus materials and the formula for the production of Cactus Beer. Party A shall be responsible for providing other materials for the production of the beer and will charge Party B for the materials provided based on the market price prevailing at the time of production. Inspection reports (according to national standards) shall be issued and the products can only leave the factory after passing the quality inspection.

2.               After receiving the written order for processing from Party B, Party A shall give priority to the production and organize the production in strict compliance with the processing and technical specifications set out by Party B.

3.               The production of Cactus Beer by Part A for Party B shall be carried out in compliance with the requirements of relevant national standards. Party A must use (according to Party B’s formula) all cactus materials provided by Party B, and the products delivered must have passed quality inspections according to national standards.

4.               Before Party B requests Party to start the processing of Cactus Beer, Party B shall provide the quality requirements and technical specifications, and supply the raw materials and additives for the production of Cactus Beer. Party A shall carry out the production in strict compliance with Party B’s quality requirements and technical specifications. If the production is not carried out according to Party B’s specifications, which renders the quality of the processed products not up to the standards, Party A shall be liable for any losses.

5.               Payment: Party A shall inform Party B of the completion of the production. Upon inspection and acceptance of Party A’s delivery, Party B shall make a lump sum payment for goods and the processing fee.

6.               Any other issues not included in this Contract shall be settled through negotiation between the two parties. This Contract is executed in two counterparts, one for each party. The Contract will enter into effect upon execution and seals of the both parties.

Party A: Acheng Branch, Shandong Tsingtao Brewery

Authorized Representative:                                              Wang Yun

[Seal:] Acheng Branch, Shandong Tsingtao Brewery

Party B: Harbin Hainan Kang-Da Cactus Health Food Co., Ltd.

Authorized Representative:                                              Zhou Lixian

[Seal:] Harbin Hainan Kangda Cactus Healthcare Foods Co., Ltd]

March 10, 2006